Exhibit 99.1

Warren Resources Commences CEO Search

NEW YORK, July 14, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (NASDAQ: WRES) today announced that it has commenced a search for a Chief Executive Officer. The Company has retained executive search firm Egon Zehnder to assist with the selection process.

In making the announcement, Warren’s Interim Chairman Dominick D’Alleva, said, “Under the steady hands of Interim CEO and director Lance Peterson, Warren has navigated the critical liquidity and debt issues that faced oil and gas companies in the past several quarters, and we are now ready to dedicate the necessary time and resources to conducting a search for a permanent CEO. To the right candidate, we are pleased to offer an attractive opportunity to shape the next phase of the Company’s growth, including a strategic review of all assets and offices in the Company’s portfolio.”

Egon Zehnder and the Company are committed to conducting a rigorous and efficient search process, and look forward to introducing a new CEO as expeditiously as possible.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and an undeveloped acreage position in the Washakie Basin of Wyoming.

CONTACT:	Jeff Keeler
212-697-9660